EXHIBIT 10.1


February 8, 2002


Dr. Richard Bubenik

Dear Rick:

This will confirm our understanding with respect to your continued employment by SAVVIS Communications Corporation, a Missouri corporation ("SAVVIS") as Executive Vice President - Chief Technical Officer reporting directly to the Chief Executive Officer of SAVVIS. In such capacity, you shall perform such executive and managerial services, and shall have such authority, duties and responsibilities as shall be assigned to you from time to time by the Chief Executive Officer and/or the Board of Directors of SAVVIS (or its designee).

During the term of your employment, you shall receive a base annual salary of at least $200,000 per year, payable in installments in accordance with the usual practices of SAVVIS. Your salary shall be reviewed on an annual basis. You shall be entitled to receive an annual incentive bonus based on mutually agreed to objectives based on your performance and that of SAVVIS. The target range for this annual incentive bonus shall be approximately 50% of your then current base salary. The annual incentive bonus shall be payable on a calendar year basis and will typically be paid during the first two months of the calendar year for performance during the prior calendar year. In addition, you shall receive fringe benefits at a level not less than those received by other similarly situated senior executive employees of SAVVIS.

In the event your employment is terminated without "cause," or you resign your employment with "Good Reason," (i) you shall continue to receive your then current base salary for a period of twelve months, (ii) you shall receive a lump sum payment equal to the bonus received (or declared if the entire amount has not yet been paid to you) by you for the preceding year, such amount being pro rated for the period of January 1 of the year of termination through the date of such termination; provided, however, in no event shall such payment be less than one-half of the bonus received (or declared if the entire amount has not yet been paid to you) for such preceding year, (iii) you shall receive a lump sum payment equal to that portion of the preceding year's declared bonus which has not yet been received by you and (iv) you shall continue to receive, for a period of one year from the date of such termination, all of the benefits that you were receiving on the date of your termination. In the case of the payments due to you under sections (ii) and (iii) above, such payments shall be made to you within thirty days of the date of such termination.
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February 8, 2002
Dr. Richard Bubenik
Page 2 of 2

You may resign for "Good Reason" if (i) there is a change in your position with SAVVIS which entails materially reduced responsibilities, compensation, target bonus or equity incentive opportunities or (ii) your primary place of employment is relocated from the metropolitan area in which you are located at the time of such resignation, provided and only if such change, reduction or relocation is effected by SAVVIS without your prior consent.

Your employment with SAVVIS may be terminated with "cause" at any time without notice. For purposes of this agreement, cause is defined as (i) any conduct by you as an employee of SAVVIS that violates state or federal laws or Company policies and standards of conduct; (ii) dishonesty by you in performance of your duties as an employee of SAVVIS, or (iii) willful misconduct by you that you know (or should know) will materially injure the reputation of SAVVIS. If you are terminated for cause, you will not be entitled to severance benefits.

Please confirm your acceptance of this offer by executing the enclosed copy of this letter and returning it to me at your earliest convenience.




Sincerely Your,

/s/ Robert A. McCormick                           Agreed to and accepted by:
-----------------------
    Robert A. McCormick                           /s/ Richard Bubenik
Chairman and                                      ----------------------------
Chief Executive Officer                               Richard Bubenik
                                                           2/8/02